Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-183499), Form S-8 (File Nos. 333-105731, 333-108088, 333-69542, 333-142627, and 333-145392), and Form S-4 (File No. 333-163547) of our report dated February 14, 2014, relating to the consolidated financial statements of Illinois Tool Works Inc. and Subsidiaries, and the effectiveness of Illinois Tool Works Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois
February 14, 2014